Exhibit 10.2.1

VERIGY LTD.

2006 EQUITY INCENTIVE PLAN

NON-US SUB-PLANS & ADDENDA

Verigy Ltd. 2006 Equity Incentive Plan

Addendum for Chinese Employees

1.	General.

(a) Verigy Ltd. (the “Company”) has established the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the benefit of certain Employees, Consultants and Outside Directors of the Company and its Subsidiary(ies) and Affiliate(s), including Employees, Consultants and Outside Directors of subsidiaries and affiliates organized under the laws of the Peoples’ Republic of China (the “Chinese Entities”).

(b) Section 2.2 of the 2006 EIP authorizes the Board of Directors or a Committee appointed by the Board (the “Administrator”) to adopt such administrative rules, or guidelines as it deems appropriate to implement the 2006 EIP, including rules and procedures relating to the operation and administration of the 2006 EIP in order to accommodate the specific requirements of local laws and procedures including the adoption of such sub-plans as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.

(c) This Addendum for Employees of the Chinese Entities (the “Chinese Addendum”) sets forth the terms of the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the grant of Awards to Employees who are tax residents of the People’s Republic of China on the Date of Grant of an Award (“Chinese Participants”).

2. Cashless Exercise Required. All stock options granted in China will only be exercisable using the full cashless exercise method (i.e., cashless exercise for cash). Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

3. Employment Rights. The adoption of this Chinese Addendum shall not confer upon the Chinese Participants, or any employees of a Chinese Entity, any employment rights and shall not be construed as part of any employment contract that a Chinese Entity has with its employees.

4. Interpretation. In the event of any conflict between the provisions of this Chinese Addendum and the 2006 EIP, the provisions of this Chinese Addendum shall control for any grants made thereunder to Chinese Participants.

5. Amendments. Subject to the terms of the 2006 EIP, the Administrator reserves the right to amend or terminate this Chinese Addendum at any time. Such amendments would only apply to future grants and would not be retroactive.

Verigy Ltd. 2006 Equity Incentive Plan

Option Sub-Plan for French Employees

1. Introduction.

(a) Verigy Ltd. (the “Company”) has established the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the benefit of certain Employees, Consultants and Outside Directors of the Company and its Subsidiary(ies) and Affiliate(s), including Employees, Consultants and Outside Directors of subsidiaries and affiliates organized under the laws of France (the “French Entities”).

(b) Section 2.2 of the 2006 EIP authorizes the Board of Directors (the “Board”) or a Committee appointed by the Board (the “Administrator”) to adopt such administrative rules, or guidelines as it deems appropriate to implement the 2006 EIP, including rules and procedures relating to the operation and administration of the 2006 EIP in order to accommodate the specific requirements of local laws and procedures including the adoption of such sub-plans as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.

(c) This sub-plan is established for the purpose of granting options which qualify for the favorable tax and social security treatment in France applicable to options granted under the Sections L. 225-177 to L. 225-186 of the Commercial Code, as amended, to qualifying employees of the French Entities who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Employees”).

(d) The terms of the 2006 EIP, as modified by the terms set forth below shall constitute the rules of the Verigy Ltd. 2006 Equity Incentive Plan for Options awarded to French Employees (the “French Option Sub-Plan”).

(e) Under the French Option Sub-Plan, the qualifying employees will be granted only stock options as defined in Section 2 hereunder. The provisions of Sections 6, 7, 8 and 9 of the 2006 EIP permitting the grant of Share Appreciation Rights, Restricted Shares, Share Units and Automatic Option Grants to Outside Directors or the substitution of the Options for cash are not applicable to grants made under the French Option Sub-Plan. In addition, in no case will grants under the French Option Sub-Plan include any other substitute awards, e.g., stock bonuses, restricted stock or other similar awards. Stock issued to French Optionees under the French Option Sub-Plan may be ordinary shares or preferred stock.

2. Definitions. Capitalized terms not otherwise defined herein used in the French Option Sub-Plan shall have the same meanings as set forth in the 2006 EIP. The terms set out below will have the following meanings:

(a) “Option” means:

(i)	Purchase stock options that are rights to acquire Ordinary Shares repurchased by the Company prior to the vesting of the options; or

(ii)	Subscription stock options that are rights to subscribe newly issued Ordinary Shares.

(b) “Grant Date” means the latest of: (a) the date on which the Committee determines that the Option or SAR shall be granted; (b) the date on which the Optionee’s Service commences; or (c) the date on which all material terms of the Option or SAR, including (without limitation) the Exercise Price, are ascertainable.

(c) “Vesting Date” means the date on which a French Optionee’s right to all or portion of an Option granted under the French Option Sub-Plan becomes non-forfeitable. Under the French Option Sub-Plan, the Vesting Date will be the date set forth in the applicable Option Agreement.

(d) “Closed Period” means specific periods as set forth by Section L. 225-177 of the French Commercial Code, as amended, during which French qualifying Options cannot be granted.

3. Right to Participate.

(a) Any individual who, on the Grant Date, and to the extent required under French law, is either bound to the Subsidiary by a contract of employment (“contrat de travail”) or who is a corporate officer of the Subsidiary, shall be eligible to receive Options under the French Option Sub-Plan provided that he or she also satisfies the eligibility conditions of Section 4 of the 2006 EIP.

(b) Notwithstanding any provision in the 2006 EIP to the contrary, Options may not be issued under the French Option Sub-Plan to employees or corporate officers owning more than ten percent (10%) of the Company’s capital Shares or to individuals other than employees and corporate executives of the Subsidiary. Options may not be issued to directors of the Subsidiary, other than managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de sociétés par actions), unless they are employed by the Subsidiary, as defined by French law.

4. Conditions of the Option/Option Price.

(a) Notwithstanding any provision in the 2006 EIP to the contrary, the conditions of the Options granted under the French Option Sub-Plan shall not be modified after the Grant Date with retroactive effect, except that the Option price and number of Shares may be modified as provided under Section 7 of the French Option Sub-Plan and the vesting and exercisability of the Option may be modified as provided in Section 5 of the French Option Sub-Plan or as otherwise in keeping with French law.

(b) The Option price payable pursuant to Options issued hereunder shall be fixed by the Administrator on the date of the Grant Date, but in no event shall the Option price per Share be less than the greater of:

5. with respect to Purchase Options over Ordinary Shares, the higher of either 80% of the average quotation price of such Ordinary Shares during the 20 trading days immediately preceding the Grant Date or 80% of the average purchase price paid for such Ordinary Shares by the Company;

6. with respect to Subscription Options over the Ordinary Shares, 80% of the average quotation price of such Ordinary Shares during the 20 trading days immediately preceding the Grant Date; and

7. the minimum Option price permitted under the 2006 EIP.

8. Exercise of an Option.

(a) Exercisability. The Options will become vested on the Vesting Date as defined under Section 2 above. However, notwithstanding the above, special provisions apply in the event of termination of employment due to death and disability as follows:

(i)	In the event of the death of a French Optionee, outstanding Options shall be exercisable under the conditions set forth in Section 8 of the French Option Sub-Plan.

(ii)	In the event of termination of employment due to disability, which is defined as disability under categories 2 or 3 under Section L. 341-4 of the French Social Security Code, the Options shall become immediately vested and exercisable pursuant to the terms of Section 5.4.(c) of the 2006 EIP.

(iii)	Shares issued upon exercise of an Option shall be issued in the name of the French Optionee only, except in the event of death as referred to under Section 8 of the French Option Sub-Plan.

(b) Payment of Option Price and Withholding.

(i)	Notwithstanding any provisions in the 2006 EIP to the contrary, upon exercise of an Option, the full Option price and any required tax and/or social security contributions to be withheld by the French Subsidiary on behalf of the French Optionee will be paid either in cash, by check or by wire transfer. Under a cashless exercise program, the French Optionee may give irrevocable instructions to a stock broker to properly deliver the Option price to the Company. Notwithstanding any provisions in the 2006 EIP to the contrary, no delivery of prior owned Shares having a fair market value on the date of delivery equal to the aggregate exercise price of the Shares may be surrendered as consideration for exercising the Options.

(ii)	Upon sale of the underlying Shares, the Company and/or the Subsidiary shall have the right to withhold, or request any third party to withhold, from the proceeds to be paid to the French Optionee the sums corresponding to any social security charges due at exercise or sale by the French Optionee as mentioned in the applicable Option Agreement. If such amounts are due and are not withheld, the French Optionee agrees to submit the amount due to the Subsidiary by means of check, cash or credit transfer.

(c) Optionee’s Account. The Shares acquired upon exercise of an Option will be recorded in an account in the name of the shareholder with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

9. Non-transferability of Options. Notwithstanding any provision in the 2006 EIP to the contrary and except in the case of death, Options cannot be transferred to any third party. In addition, the Options are only exercisable by the French Optionee during the lifetime of the French Optionee. Buyout provisions provided for by Section 5.6 of the U.S. Plan are not applicable under this French Option Sub-Plan.

10. Changes In Capitalization or Change in Control.

(a) Adjustments of Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of the transactions by the Company listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price which is higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code as amended as well as according to specific decrees. In the event of an adjustment other than described above, the Options may no longer qualify for favorable tax and social security treatment under French law.

(b) Acceleration of the vesting and exercisability upon a Change in Control, adjustments decided pursuant to Section 10. of the 2006 EIP may result in the forfeiture of the favorable tax and social security treatment under French law.

11. Death.

(a) In the event of the death of a French Optionee while employed, the Options shall become immediately vested and exercisable. The French Optionee’s heirs may exercise the Option within six months following the death, but any Option which remains unexercised shall expire six months following the date of the French Optionee’s death. The six-month exercise period will apply without regard to the term of the Option.

(b) In the event of death of a French Optionee after cessation of employment but prior to the termination of the Options, the heirs may exercise the vested Options for six months following the death of the French Optionee. In these circumstances, all unvested Options will lapse upon the French Optionee’s death. All vested Options that are not exercised within six months of the French Optionee’s death will be forfeited. The six-month exercise period will apply without regard to the term of the Option.

12. Closed Periods. Notwithstanding any provisions in the 2006 EIP to the contrary and since ordinary shares of the company are traded on a regulated market, Options shall not be granted to eligible Optionees in France during the Closed Periods defined by Section L. 225-177 of the French Commercial Code so long as such Closed Periods are applicable to Options. If the Grant Date to non-French employees and corporate officers were to occur during an applicable Closed Period, the Grant Date for French Optionees shall be the first date following the expiration of the Closed period or another date as determined by the Administrator.

13. Term of the Option. The term of the Option will be the term set forth in the applicable Option Agreement. This term can only be extended in the event of the death of the French Optionee.

14. Disqualification of Options. If Options are otherwise modified or adjusted in a manner in keeping with the terms of the 2006 EIP or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Option Sub-Plan, Options may no longer qualify as French-qualified options. If Options no longer qualify as French-qualified options, the Committee may, provided it is authorized to do so under the 2006 EIP, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Options, the exercisability of the Options, or the sale of the shares which may have been imposed under this French Option Sub-Plan or in the Option Agreement delivered to the Optionee.

15. Interpretation. In the event of any conflict between the provisions of the present French Option Sub-Plan and the 2006 EIP, the provisions of the French Option Sub-Plan shall control for any grants made thereunder to French Optionees.

16. Employment Rights. The adoption of this French Option Sub-Plan shall not confer upon the French Optionees any employment rights and shall not be construed as part of the French Optionees’ employment contracts.

17. Amendments. Subject to the terms of the 2006 EIP, the Administrator reserves the right to amend or terminate this French Option Sub-Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

18. Effective Date. The French Option Sub-Plan is effective as of June 7, 2006.

Verigy Ltd. 2006 Equity Incentive Plan

RSU Sub-Plan for French Employees

1. Introduction.

(a) Verigy Ltd. (the “Company”) has established the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the benefit of certain Employees, Consultants and Outside Directors of the Company and its Subsidiary(ies) and Affiliate(s), including Employees, Consultants and Outside Directors of subsidiaries and affiliates organized under the laws of France (the “French Entities”).

(b) Section 2.2 of the 2006 EIP authorizes the Board of Directors (the “Board”) or a Committee appointed by the Board (the “Administrator”) to adopt such administrative rules, or guidelines as it deems appropriate to implement the 2006 EIP, including rules and procedures relating to the operation and administration of the 2006 EIP in order to accommodate the specific requirements of local laws and procedures including the adoption of such sub-plans as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.

(c) This sub-plan is established for the purpose of granting Share Units (“Awards” as defined below) which are intended to qualify for favorable local tax and social security treatment in France applicable to shares granted for no consideration under the Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code (as amended) to qualifying employees of the French Entities who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”) as of the date of the Award grant.

(d) The terms of the 2006 EIP, as modified by the terms set forth below shall constitute the rules of the Verigy Ltd. 2006 Equity Incentive Plan for Share Units Granted to Employees in France (the “French Share Units Sub-Plan”).

(e) The French Participants will be granted only Awards (as defined in Section 2(a) below) under this French Share Units Sub-Plan.

2. Definitions. Capitalized terms not otherwise defined herein used in the French Share Units Sub-Plan shall have the same meanings as set forth in the 2006 EIP. The terms set out below will have the following meanings:

(a) “Awards” means Share Units which is a promise by the Company to a future issuance of shares of Common Stock of the Company, granted to the French Participants, for no consideration and for which any dividend and voting rights attach only upon the issuance of shares at the time of vesting of the Awards. Awards granted under this French Share Units Sub-Plan will be settled only in shares. No dividend equivalents shall be granted or paid.

(b) “Grant Date” is the date on which the Committee both (1) designates the French Participants and (2) specifies the terms and conditions of the Awards, including the number of shares, the vesting conditions and the conditions of the transferability of the shares.

(c) “Vesting Date” means the relevant date on which the Awards become non-forfeitable and convertible into shares, as specified by the Committee, and shall not occur prior to the second anniversary of the Grant Date, or such other period as is required by the vesting period applicable to French-qualified Awards under Section L. 225-197-1 of the French Commercial Code as amended, or in the French Tax Code or in the French Social Security Code, as amended, unless otherwise permitted under French law, and provided any additional conditions for the vesting that may be provided for in the Award Agreement are satisfied. In principle, the issuance of shares is concomitant.

(d) “Closed Period” means:

(i)	Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)	The period as from the date the corporate management entities (involved in the governance of the company, such as the Board, Committee, supervisory directorate, etc.) of the Company have been disclosed information which could, in the case it would be disclosed to the public, significantly impact the quotation of the shares of the Company, until ten quotation days after the day such information is disclosed to the public.

(iii)	If the French Commercial Code is amended after adoption of this French Share Units Sub-Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Awards, such amendments shall become applicable to any French-qualified Awards granted under this French Share Units Sub-Plan, to the extent required by French law.

(e) “Disability” means disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

3. Eligibility.

(a) Notwithstanding any other term of this French Share Units Sub-Plan, Awards may be granted only to employees of the French Entities who hold less than ten percent (10%) of the outstanding shares of the Company and who otherwise satisfy the eligibility conditions of Section 4.2 of the 2006 EIP.

(b) Subject to Section 3(c) below, any French Participant who, on the Effective Grant Date of the Awards, and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Entity or who is a corporate officer of a French Entity shall be eligible to receive, at the discretion of the Committee, Awards under this French Share Units Sub-Plan, provided he or she also satisfies the eligibility conditions of the 2006 EIP.

(c) Awards may not be issued to corporate officers of French Entities, other than the managing corporate officers (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) unless the corporate officer is an employee of a French Entity, as defined by French law.

4. Conditions of the Awards.

(a) Vesting of Awards. The Awards will vest on the Vesting Date as defined under Section 2 above. However, notwithstanding the above, in the event of the death of a French Participant, all of his or her outstanding Awards shall vest as set forth in Section 7 of the French Share Units Sub-Plan.

(b) Sale of Shares. The sale or transfer of the shares issued pursuant to the Awards held by the French Participants must not occur prior to the relevant anniversary of the Vesting Date specified by the Committee and in no case prior to the second anniversary of each Vesting Date or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Awards under Section L. 225-197-1 of the French Commercial Code, as amended or under the French Tax Code or French Social Security Code as amended. In addition, the underlying shares cannot be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, and as interpreted by the French administrative guideline, so long as those Closed Periods are applicable to shares underlying French-qualified Awards. These restrictions apply even if the French Participant is no longer an employee or a corporate officer of the French Entity. The Committee may set a specific holding period for the shares underlying the Awards for the French Participants who qualify as corporate officers under French law (“mandataires sociaux”).

(c) French Participant’s Account. The shares acquired upon vesting of the Awards will be recorded in an account in the name of the French Participant with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

(d) Non-transferability of Awards. Except in the case of death, Awards cannot be transferred or surrendered to any third party. In addition, the Awards may vest only for the benefit of the French Participant during the lifetime of the French Participant.

5. Adjustments. If the Awards or underlying shares are assumed/substituted in the event of an adjustment, as described under Section 10 of the 2006 EIP, or in case of an acceleration of vesting or holding periods or in case of implementation of any other mechanism upon a corporate transaction to compensate the French Participants, the Awards may no longer qualify for French favorable local tax and social security treatment In this case, the Board may decide at its discretion to lift the restriction on sale of the shares.

6. Death and Disability.

(a) In the event of the death of a French Participant, the Awards held by the French Participant at the time of death become transferable to the Participant’s heirs. The Company shall issue the underlying shares to the French Participant’s heirs, at their request, if such request occurs within six months following the death, as provided in the Award Agreement. If the Participant’s heirs do not request the issuance of the Shares underlying the Awards within six months following the Participant’s death, the Awards will be forfeited.

(b) If a French Participant’s service to the Company or any Affiliate of the Company terminates by reason of his or her death or Disability (as defined herein), the French Participant or the French Participant’s heirs, as applicable, shall not be subject to the restriction on the sale of the shares set forth in Section 4 (b) above.

7. Disqualification of Restricted Stock Units. If Awards are otherwise modified or adjusted in a manner in keeping with the terms of the 2006 EIP or as mandated as a matter of law and the modification or adjustment is contrary to the terms and conditions of this French Share Units Sub-Plan, Awards may no longer qualify as French-qualified Awards. If Awards no longer qualify as French-qualified Awards, the Committee may, provided it is authorized to do so under the 2006 EIP, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Awards or the sale of the Shares which may have been imposed under this French Share Units Sub-Plan or in the Awards Agreement delivered to the Participant.

8. Interpretation. It is intended that Awards granted under the French Share Units Sub-Plan shall qualify for the French favorable tax and social security treatment applicable to Awards granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of the French Share Units Sub-Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations.

9. Employment Rights. The adoption of this French Share Units Sub-Plan shall not confer upon the French Participants, or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contract that a French Entity has with its employees.

10. Amendments. Subject to the terms of the 2006 EIP, the Administrator reserves the right to amend or terminate this French RSU Sub-Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

11. Effective Date. This French Share Units Sub-Plan is adopted and effective for grants made on or after February 15, 2007.

Verigy Ltd. 2006 Equity Incentive Plan

Sub-Plan for Israeli Employees

1. General.

(a) Verigy Ltd. (the “Company”) has established the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the benefit of certain Employees, Consultants and Outside Directors of the Company and its Subsidiary(ies) and Affiliate(s), including Employees, Consultants and Outside Directors of subsidiaries and affiliates organized under the laws of Israel (the “Israeli Entities”).

(a) Section 2.2 of the 2006 EIP authorizes the Board of Directors or a Committee appointed by the Board (the “Administrator”) to adopt such administrative rules, or guidelines as it deems appropriate to implement the 2006 EIP, including rules and procedures relating to the operation and administration of the 2006 EIP in order to accommodate the specific requirements of local laws and procedures including the adoption of such sub-plans as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.

(b) This Sub-Plan (the “Israeli Sub-Plan”) for Employees of the Company’s Israeli Entities (the “Israeli Participants”) sets forth the terms of the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the grant of Awards to Employees who are tax residents of the state of Israel on the Date of Grant of an Award. The provisions specified hereunder shall form an integral part of the 2006 EIP, which applies to the issuance of Awards to acquire ordinary shares of the Company (the “Shares”) and shall comply with Amendment No. 132 of the Ordinance (as defined below).

(c) This Israeli Sub-Plan is to be read as a continuation of the 2006 EIP and only modifies the terms of Awards (as defined in the 2006 EIP) granted to Israeli Participants (as defined below) so that they comply with the requirements set by Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Israeli Sub-Plan does not add to or modify the 2006 EIP in respect of any other category of Participants.

(d) The 2006 EIP and this Israeli Sub-Plan are complementary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Israeli Participants, whether explicit or implied, between the provisions of this Israeli Sub-Plan and the 2006 EIP, the provisions set out in this Israeli Sub-Plan shall prevail.

2. Definitions. Capitalized terms not otherwise defined herein used in the Israeli Sub-Plan shall have the same meanings as set forth in the 2006 EIP. The terms set out below will have the following meanings:

(a) “Approved 102 Award” means an Award granted to an Israeli Employee pursuant to Section 102(b) of the Ordinance and held by a Trustee for the benefit of the Participant.

(b) “Award Agreement” means the agreement and other documents evidencing the “Capital Gain Award” means an Approved 102 Award intended to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(c) “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(d) “Israeli Employee” means any Employee of the Company or a Subsidiary or Affiliate (including an individual who is serving as a Director or an officer, but excluding any Controlling Shareholder) who is (or is deemed to be) a resident of the state of Israel for the payment of taxes.

(e) “Israeli Non-Employee” means any individual providing services to the Company or a Subsidiary or Affiliate who is not an Israeli Employee and who is (or is deemed to be) a resident of the state of Israel for the payment of taxes.

(f) “Israeli Participant” means, collectively, “Israeli Employee” and “Israeli Non-Employee.”

(g) “ITA” means the relevant Israeli tax authorities.

(h) “102 Award” means an Award granted to an Israeli Employee pursuant to Section 102.

(i) “Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

(j) “Ordinary Income Award” means an Approved 102 Award intended to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(k) “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(l) “3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non- Employee.

(m) “Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

(n) “Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3. Award Grants.

(a) Eligibility. The persons eligible to receive Award grants under this Israeli Sub-Plan shall be Israeli Participants.

(b) Types of Awards. The Committee shall have the authority to grant an Award under this Israeli Sub-Plan classified as (i) an Approved 102 Award, (ii) an Unapproved 102 Award or (iii) a 3(i) Award, provided, however, that an Approved 102 Award and an Unapproved 102 Award may only be granted to an Israeli Employee.

(c) Approved 102 Awards. The grant of Approved 102 Awards under this Israeli Sub-Plan shall be conditioned upon the filing and approval of this Israeli Sub-Plan and the Trustee by the ITA. Approved 102 Awards may either be classified as Capital Gain Awards or Ordinary Income Awards. No Approved 102 Awards may be granted under this Israeli Sub-Plan to any Israeli Employee, before the lapse of at least 30 days from the day the Company’s election of the type of Approved 102 Awards, as Capital Gain Awards or Ordinary Income Awards (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning with the Date of Grant of the first Approved 102 Award granted under this Israeli Sub-Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards under this Israeli Sub-Plan. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected (Capital Gain Awards or Ordinary Income Awards) during the period indicated in the preceding sentence, and shall apply to all Approved 102 Awards granted during the period the Election is in effect, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards to Israeli Employees, or 3(i) Awards to Israeli Non-Employees, at any time. All Approved 102 Awards must be held in trust by a Trustee, as described in Section IV below.

(d) Unapproved 102 Awards. With respect to the grant of an Unapproved 102 Award, the Israeli Employee will be obligated to provide the Company with a form of collateral or guarantee (in a form satisfactory to the Committee) to secure payment by the Israeli Employee of any applicable income tax and/or social security charges due in the event that the Israeli Employee is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The granting of an Unapproved 102 Award to an Israeli Employee shall be made in accordance with the provisions of Section 102.

(e) 3(i) Awards. The Committee may chose to deposit a 3(i) Award with the Trustee. In such event, the Trustee shall hold such 3(i) Award in trust pursuant to any instruction given by the Company as set forth in the Trust Agreement between the Company and the Trustee. If determined by the Committee, the Trustee may also withhold any taxes payable upon exercise of such 3(i) Award.

4. Trustee.

(a) Appointment of Trustee. A Trustee shall be appointed by the Committee to administer each Approved 102 Award in accordance with the provisions of Section 102 and pursuant to a written agreement to be entered into between the Trustee and the Company (the “Trust Agreement”).

(b) Responsibility of Trustee. Approved 102 Awards which shall be granted under this Israeli Sub-Plan shall be held by the Trustee in trust, and any Shares issued upon grant, exercise, or vesting of any such Approved 102 Award and/or other securities or rights received with respect to such Shares or Approved 102 Awards held by the Trustee, shall be issued to the Trustee and held for the benefit of the Israeli Employee for such period as required by Section

102 or any regulations, rules, rulings, or orders or procedures promulgated thereunder (the “Minimum Holding Period”), until such time that such Awards, Shares or rights are released from the trust as herein provided. In the event the requirements for Approved 102 Awards are not met, then the Approved 102 Awards shall be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

(c) No Release Pending Tax Payment. Notwithstanding anything to the contrary, the Trustee shall not release any Approved 102 Awards or Shares issued upon grant, exercise, or vesting of any Approved 102 Awards (or any other securities or rights received with respect to such Shares or Approved 102 Awards) prior to the full payment of the Israeli Employee’s tax liabilities (including, without limitation, social security taxes if applicable) arising from the grant, exercise or vesting of Approved 102 Awards granted to such Israeli Employee.

5. Holding Period Requirement.

(a) Minimum Holding Period. With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulations or orders or procedures promulgated thereunder, to obtain favorable Approved 102 Award tax treatment, an Israeli Employee shall not sell or release from trust any Awards and/or Shares received upon the grant, exercise, or vesting of any Approved 102 Awards or any other securities or rights received with respect to such Shares or Approved 102 Award, until the lapse of the Minimum Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Minimum Holding Period, the implications under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Employee.

(b) Undertaking. Upon grant of an Approved 102 Award, the Israeli Employee will sign an undertaking to release the Trustee from any liability in respect of any omission or action or decision duly taken and bona fide executed in relation with this Israeli Sub-Plan, or any Approved 102 Awards or Shares granted to him. In addition, upon grant of an Approved 102 Award, the Israeli Employee will further sign an undertaking declaring that he/she is familiar with the provisions of Section 102 and the elected tax route and that he/she undertakes not to sell or transfer the Approved 102 Awards or any securities or rights granted with respect thereof prior to the lapse of the Minimum Holding Period, unless he/she pays all taxes, which may arise in connection with such sale and/or transfer. In addition, the Israeli Employee shall consent to comply with the terms of the trust arrangement as described in the Award Agreement.

6. The Awards and Rights as a Shareholder.

(a) Terms and Conditions of the Awards. The terms and conditions upon which the Awards shall be issued, vested and/or exercised, shall be as specified in the Award Agreement to be executed pursuant to the 2006 EIP and to this Israeli Sub-Plan. Each Award Agreement shall state, inter alia, the number of Shares underlying such Award, the type of Award granted thereunder (whether a Capital Gains Award, Ordinary Income Award, Unapproved 102 Award or a 3(i) Award), the vesting provisions and the exercise or purchase price (if any). Notwithstanding any provision of the 2006 EIP to the contrary, Approved 102 Awards may not be settled in cash.

(b) Rights as a Stockholder and Shares Held in Trust. Once Shares are issued upon the grant, exercise and/or vesting of Awards or otherwise, the Israeli Participant shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. The Israeli Participant shall be entitled to vote the Shares at any meeting of the stockholders of the Company and to receive dividends with respect to such Shares. For so long as Shares are held in trust by the Trustee on behalf of an Israeli Employee, the voting rights at the Company’s general meeting attached to such Shares will remain with the Trustee. However, the Trustee shall not exercise such voting rights at general meetings. The Trustee shall not be required to notify the Israeli Employee for whom it is holding Shares in trust of any meeting of the Company’s stockholders.

7. No Assignment or Sale of Awards.

(a) Notwithstanding any other provision of the 2006 EIP, no Award or any right with respect thereto shall be assignable, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferable by an Israeli Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution. During an Israeli Participant’s lifetime, an Award may be exercised only by the Israeli Participant. Notwithstanding the foregoing, the 2006 EIP Administrator, in its sole discretion, may permit an Israeli Participant to assign or transfer an Award, subject to such terms and conditions as the 2006 EIP Administrator shall specify.

(b) As long as Awards or Shares acquired pursuant thereto, or upon the vesting of such Awards, are held by the Trustee on behalf of the Israeli Employee, all rights of the Israeli Employee over the Shares are personal and can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8. Dividends.

(a) Any dividends payable with respect to Shares acquired upon exercise of an Award shall be subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

(b) For so long as such Shares are held in the trust by the Trustee on behalf of an Israeli Employee, the cash dividends paid with respect thereto shall be remitted directly to such Israeli Employee.

(c) In the event a stock dividend (including bonus shares and any rights with respect to the Shares) is declared on Shares held in the trust by the Trustee on behalf of an Israeli Employee, such stock dividend shall be issued to the Trustee for the benefit of such Israeli Employee, shall be subject to the provisions of the 2006 EIP and this Israeli Sub-Plan, and the Minimum Holding Period for such rights shall be measured from the commencement of the Minimum Holding Period applicable to the Shares underlying the Awards with respect to which the dividend was declared, subject to applicable laws. Furthermore, such rights shall be subject to the taxation route under Section 102, which is applicable to such Shares.

9. Integration of Section 102 and Tax Assessing Officer’s Permit.

(a) With regard to Approved 102 Awards, the provisions of the 2006 EIP and/or the Israeli Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the 2006 EIP, the Israeli Sub-Plan and the Award Agreement.

(b) Any provision of Section 102 and/or the said permit which is necessary to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Israeli Sub-Plan or the Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

10. Tax Consequences.

(a) Any tax consequences arising from the grant or exercise of any Award, from the issuance of Shares covered thereby (including, without limitation, the Israeli Participant’s social security taxes if applicable) or from any other event or act (of the Company, and/or its Subsidiary or Affiliate, or the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant (including, without limitation, Israeli Participant’s social security taxes if applicable). The Company and/or its Subsidiary or Affiliate, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Parent, Subsidiary or Affiliate and/or the Trustee and hold them harmless against and from any and all liability for any such tax or other payment or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant. The Company and/or its Subsidiary or Affiliate, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source.

(b) The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Participant until all required payments have been fully made to the Company and all of the Israeli Participant’s tax liabilities arising from the grant or exercise of an Award have been satisfied.

(c) With respect to an Unapproved 102 Award, if the Israeli Employee ceases to be employed by the Company or its Subsidiary or Affiliate, the Israeli Employee shall extend to the Company and/or its Subsidiary or Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

11. Applicable Laws.

(a) Compliance with Applicable Laws. This Israeli Sub-Plan shall be subject to all applicable laws. The grant of Awards and rights and the grant, issuance, or vesting of Shares upon the exercise of Awards under this Israeli Sub-Plan shall entitle the Company to require recipients of Awards to comply with such applicable laws as may be necessary. Furthermore, the grant of any Awards under this Israeli Sub-Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Israeli Sub-Plan and the Awards and rights granted thereunder.

(b) Governing Law. The validity and enforceability of this Israeli Sub-Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore without regard to otherwise governing principles of conflicts of law, except to the extent that mandatory provisions of the laws of the State of Israel apply.

12. Employment Rights. The adoption of this Isreali Sub-Plan shall not confer upon the Israeli Participants, or any employees of an Israeli Entity, any employment rights and shall not be construed as part of any employment contract that an Israeli Entity has with its employees.

13. Amendments. Subject to the terms of the 2006 EIP, the Administrator reserves the right to amend or terminate this Israeli Sub-Plan at any time. Such amendments would only apply to future grants and would not be retroactive.

14. Effective Date. This Israeli Sub-Plan is effective with respect to Awards granted on or after January 20, 2009.

Verigy Ltd. 2006 Equity Incentive Plan

Addendum for Italian Employees

1. General.

(a) Verigy Ltd. (the “Company”) has established the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the benefit of certain Employees, Consultants and Outside Directors of the Company and its Subsidiary(ies) and Affiliate(s), including Employees, Consultants and Outside Directors of subsidiaries and affiliates organized under the laws of Italy (the “Italian Entities”).

(b) Section 2.2 of the 2006 EIP authorizes the Board of Directors or a Committee appointed by the Board (the “Administrator”) to adopt such administrative rules, or guidelines as it deems appropriate to implement the 2006 EIP, including rules and procedures relating to the operation and administration of the 2006 EIP in order to accommodate the specific requirements of local laws and procedures including the adoption of such sub-plans as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.

(c) This Addendum for Employees of the Italian Entities (the “Italian Addendum”) sets forth the terms of the Verigy Ltd. 2006 Equity Incentive Plan (the “2006 EIP”) for the grant of Awards to Employees who are tax residents of Italy on the Date of Grant of an Award (“Italian Participants”).

2. Cashless Exercise Required. All stock options granted in Italy will only be exercisable using the full cashless exercise method (i.e., cashless exercise for cash). Only full cashless exercise (proceeds remitted in cash) will be permitted. Cash exercises are prohibited.

3. Employment Rights. The adoption of this Italian Addendum shall not confer upon the Italian Participants, or any employees of a Italian Entity, any employment rights and shall not be construed as part of any employment contract that a Italian Entity has with its employees.

4. Interpretation. In the event of any conflict between the provisions of this Italian Addendum and the 2006 EIP, the provisions of this Italian Addendum shall control for any grants made thereunder to Italian Participants.

5. Amendments. Subject to the terms of the 2006 EIP, the Administrator reserves the right to amend or terminate this Italian Addendum at any time. Such amendments would only apply to future grants and would not be retroactive.